                                                                  EXHIBIT 10.1.7

                            VILLAGE OF LIBERTYVILLE

                            ORDINANCE NO. 97-O- 75
                                                --

                     AN ORDINANCE APPROVING COMPREHENSIVE
                             NEW CABLE REGULATIONS
                    AND A CABLE FRANCHISE RENEWAL AGREEMENT
                  AND LETTER AGREEMENT WITH JONES INTERCABLE

================================================================================

                                Adopted by the
                        President and Board of Trustees
                                      of
                          the Village of Libertyville
                             Lake County, Illinois
                        this 23rd day of September 1997
                             ----        ---------

================================================================================



                    Published in pamphlet form by direction
                 and authority of the Village of Libertyville
                             Lake County, Illinois
                        this 24th day of September 1997
                             ----        ---------

                            VILLAGE OF LIBERTYVILLE
                            ORDINANCE NO. 97-O- 75
                                                --

                     AN ORDINANCE APPROVING COMPREHENSIVE
                             NEW CABLE REGULATIONS
                    AND A CABLE FRANCHISE RENEWAL AGREEMENT
                  AND LETTER AGREEMENT WITH JONES INTERCABLE
                  ------------------------------------------

     WHEREAS, Cable TV Fund 12-A, d/b/a Jones Intercable ("Jones Intercable"), has been the cable television service provider to the Village of Libertyville pursuant to a cable television franchise granted by the Village pursuant to Libertyville Ordinance No. 81-O-5 and transferred to Jones Intercable in 1984 (the "Franchise"); and

     WHEREAS, the Franchise was due to expire on March 31, 1996, and has been extended pursuant to a series of agreements between the Village and Jones Intercable; and

     WHEREAS, the Village has participated in a Cable Consortium comprised of the Village, the Villages of Grayslake, Mundelein, and Wauconda, and the County of Lake; and

     WHEREAS, the Cable Consortium has carefully and thoroughly analyzed the cable-related needs and interests of the members of the Consortium and has negotiated with Jones Intercable (i) the terms of a cable ordinance, including comprehensive regulations applicable to cable television service providers within the Village and within the jurisdictions of the other members of the Cable Consortium, (ii) the terms of a cable franchise renewal agreement, including provisions satisfactory for renewal of the Franchise and of the franchises between Jones Intercable and the other members of the Consortium, and
(iii) the terms of a letter agreement providing for payment by Jones Intercable of certain fees, costs, and expenses to the members of the Consortium; and

     WHEREAS, the President and Board of Trustees of the Village of Libertyville have reviewed all of the provisions of the documents negotiated by the Cable Consortium, have considered all of the facts and circumstances related to the Franchise, have analyzed the cable-related needs and interests of the Village, and have determined that the terms of the proposed cable ordinance, the proposed cable franchise renewal agreement, and the proposed letter agreement are appropriate, proper, and in the best interests of the Village and its residents;

     NOW, THEREFORE, BE IT ORDAINED BY THE PRESIDENT AND BOARD OF TRUSTEES OF THE VILLAGE OF LIBERTYVILLE, COUNTY OF LAKE, STATE OF ILLINOIS, AS FOLLOWS:

     SECTION ONE: Recital. The foregoing recitals are hereby incorporated
     -----------  -------
herein as if fully set forth.

     SECTION TWO: Approval of Cable Ordinance. The President and Board of
     -----------  ----------------------------
Trustees hereby approve the cable ordinance in the form attached hereto and by this reference incorporated herein as Exhibit A (the "Cable Ordinance").

     SECTION THREE: Approval of Cable Franchise Renewal Agreement. The President
     -------------  ---------------------------------------------
and Board of Trustees hereby approve the cable franchise renewal agreement in the form attached hereto and by this reference incorporated herein as Exhibit B (the "Cable Franchise Renewal Agreement") and hereby authorize and direct the Village President and the Village Clerk to execute and attest, respectively, the Cable Franchise Renewal Agreement after Jones Intercable has fully and properly executed and attested the Cable Franchise Renewal Agreement and after Jones Intercable has fulfilled the terms of paragraphs numbered 1 and 2 in the Letter Agreement defined in Section Four of this ordinance.

     SECTION FOUR: Approval of Letter Agreement. The President and Board of
     ------------  ----------------------------
Trustees hereby approve the letter agreement between Jones Intercable and the Village in the form attached hereto and by this reference incorporated herein as Exhibit C (the "Letter Agreement") and hereby authorize and direct the Village President and the Village Clerk to execute and attest, respectively, the Letter Agreement after it has been fully and properly executed and attested by Jones Intercable.

     SECTION FIVE: Effective Date. This ordinance shall be in full force and
     ------------  --------------
effect from and after its passage, approval, and publication in pamphlet form in the manner provided by law.



     PASSED this 23rd of September 1997.
                 ----    ---------

     AYES:   LeGATES, LARSON, GIZA, HARGER, FRANZEN, TOPPER
     NAYS:   None
     ABSENT: None

     APPROVED this 24th day of September 1997.
                   ----        ---------


                                       /s/ signature illegible
                                       -----------------------
                                       Village President

ATTEST:

/s/ signature illegible
-----------------------
Village Clerk

                            VILLAGE OF LIBERTYVILLE

                     CABLE TELEVISION FRANCHISE ORDINANCE

SEC.1. SHORT TITLE.

       This chapter shall be known and may be cited as the "Village of Libertyville Cable Television Franchise Ordinance."

SEC.2. DEFINITIONS.

       For the purpose of this chapter the following terms, phrases, words, and their derivations shall have the meaning given herein:

       "Additional Service" means any subscriber service provided by the grantee for which a special charge is made based on program or service content, time, or spectrum space usage.

       "Basic Service" means all subscriber services provided by the Grantee in one or more service tiers for an established regular monthly fee, which includes at a minimum the delivery of local broadcast stations, and public, educational and government access channels. Basic Service does not include optional program and satellite service tiers, a la carte services, per channel, per program, or auxiliary services for which a separate charge is made. However, Grantee may include other satellite signals on the Basic Service tier.

       "Board" means the Village of Libertyville Board of Trustees.

       "Cable Service" means the one-way transmission to subscribers of video programming or other programming service and subscriber interaction, if any, which is required for the selection or use of such programming or other programming service. This definition does not authorize, and shall not be construed, interpreted, or applied to authorize, the use of the Cable System for telephone, data, or voice communication services, which services are not authorized by this chapter.

       "Cable System" or "System" or "Cable Television System" means a system of antennas, cables, wires, lines, towers, wave guides, or other conductors, converters, equipment or facilities, designed and constructed for the purpose of producing, receiving, transmitting, amplifying and distributing, audio, video, and other forms of electronic, electrical or optical signals, which includes cable television service and which is located in the Village. The definition shall not include any such facility that serves or will serve only subscribers without using Village rights-of-way. The definition of "Cable System" shall not be construed, interpreted, or applied to authorize telephone, data, or voice communication services, and no such telephone, data, or voice communication services are authorized by this chapter. In addition, the definition of "Cable System" shall not be deemed to circumscribe any valid authority of any governmental body, including the Village, to regulate the activities of telephone or telegraph companies, or the provision of any service over the Cable System that is not a "cable service" as such term is defined herein.

       "Class IV Channel" means a signaling path provided by a cable communications system to transmit signals of any type from a subscriber terminal to another point in the cable communications system.

       "Complaint" means any complaint regarding service, picture quality, charges or other matter relating to the cable system made by a customer to the Grantee, whether in written or oral form.

       "Control" or "Controlling Interest" means actual working control or ownership of a System in whatever manner exercised. A rebuttable presumption of the existence of control or a controlling interest shall arise from the beneficial ownership, directly or indirectly, by any Person or Entity (except underwriters during the period in which they are offering securities to the public) of 5 percent or more of a Cable System or the Franchise under which the System is operated. A change in the control or controlling interest of an Entity which has control or a controlling interest in a Grantee shall constitute a change in the control or controlling interest of the System under the same criteria. Control or controlling interest as used herein may be held simultaneously by more than one Person or group of Persons.

       "Converter" means an electronic device which converts signals to a frequency not susceptible to interference, within the television receiver of a subscriber, and by an appropriate channel selector also permits a subscriber to view more than 12 channels delivered by the system at designated converter dial locations.

       "FCC" means the Federal Communications Commission and any legally appointed, designated or elected agent or successor.

       "Grantee" means a person or entity to whom or which a franchise under this chapter is granted by the Village, along with the lawful successors or assigns of such person or entity.

       "Gross Revenues" means all revenue collected directly or indirectly by the Grantee, arising from or attributable to the provision of cable service by the Grantee within the Village including, but not limited to: fees charged Subscribers for any basic, optional, premium, per-channel or per-program service; franchise fees; installation and re-connection fees; leased channel fees; converter rentals and/or sales; program guide revenues; studio or production equipment rentals; late or administrative fees; upgrade, downgrade or other change-in-service fees; advertising revenues; revenues from home shopping and bank-at-home channels; revenues from the sale, exchange, use or cable cast of any programming developed on the system for community or institutional use; and any value (at retail price levels) of any non-monetary remuneration received by Grantee in consideration of the performance of advertising or any other service of the system; provided, however, that this shall not include any taxes on services furnished by the Grantee herein imposed directly upon any subscriber or user by the state, local or other governmental unit and collected by the Grantee on behalf of the governmental unit.

       "Installation" means the connection of the System from feeder cable to subscribers' terminals.

       "May" is permissive.

       "Monitoring" means observing a communications signal, or the absence of a signal, where the observer is neither the subscriber nor the programmer, whether the signal is observed by visual or electronic means, for any purpose whatsoever; provided monitoring shall not include system-wide, non-individually addressed sweeps of the system for purposes of verifying system integrity, controlling return paths transmissions, or billing for pay services.

       "Normal Business Hours" means those hours during which similar businesses in the Village are open to serve customers. In all cases, normal business hours must include some evening hours at least one night per week, and some weekend hours.

       "Normal Operating Conditions" means those service conditions that are within the control of the Grantee. Those conditions that are not within the control of the Grantee are defined in Section 40 of this chapter.

       "Person" means any natural person, or any association, firm, partnership, joint venture, corporation, or other legally recognized entity or organization, whether for-profit or not-for-profit, but excluding the Village.

       "Public Way" means, except where expressly limited by this chapter or a franchise and, in any event, only to the extent necessary to permit the installation and maintenance of a Cable System, the surface, the air space above the surface, and the area below the surface of any public street, highway, lane, path, alley, sidewalk, boulevard, drive, bridge, conduit, tunnel, park, parkway, waterway, utility easement (as defined in Section 541 of the Cable Act) or other public right-of-way now or hereafter held by, or dedicated to, the Village in which the rights and title of the Village are such as to entitle the Village and the Grantee to the use thereof for the purpose of installing and maintaining the Grantee's Cable System. No reference in this chapter to "Public Way" shall be deemed to be a representation or guarantee by the Village that its title or interest in any property is sufficient to permit its use for such purpose, and a franchise shall, by the use of such term, be deemed to grant only such rights to use property in the Village as the Village may have the right and power to grant in such franchise.

       "Shall" is mandatory.

       "Service Area" means all areas within the Village corporate limits.

       "Service Interruption" or "Outage" means the loss of either picture or sound or both for any channel for single or multiple subscriber(s).

       "Street" means the surface of and all rights-of-way and the space above and below any public street, road, highway, freeway, lane, path, Public Way or place, sidewalk, alley, court, boulevard, parkway, drive or easement now or hereafter held by the Village for the purpose of public travel.

       "Subscriber" means any person, firm, Grantee, corporation, or association lawfully receiving Cable Service provided by a Grantee pursuant to this chapter.

       "User" means a party utilizing a cable television system channel for purposes of production or transmission of material to subscribers, as contrasted with receipt thereof in a subscriber capacity.

       "Village" means the Village of Libertyville, Illinois.

       "Village Administrator" means the Village Administrator of the Village or his or her designee.

SEC.3. RIGHTS AND PRIVILEGES OF GRANTEE.

       Any cable television franchise granted by the Village shall grant to the Grantee the right and privilege to erect, construct, operate, and maintain in, upon, along, across, above, over, and under the streets now in existence and as may be created or established during its terms any poles, wires, cable, underground conduits, manholes, and other television conductors and fixtures necessary for the maintenance and operation of a Cable System, but only in strict compliance with the provisions of such franchise and this chapter. Each such franchise shall include the following terms: (1) a franchise fee not less than the fee required pursuant to Section 29 of this chapter; (2) performance security not less than the security required pursuant to Section 14 of this chapter; (3) a franchise term not longer than the maximum term provided in
Section 6 of this chapter, and (4) specially designated noncommercial channels for use by local governmental, educational, and public authorities as provided in Section 35 of this chapter.

SEC.4. AGREEMENT AND INCORPORATION OF APPLICATION BY REFERENCE.

       (a) The execution of a franchise agreement by the Grantee shall be agreement and acknowledgment of the Grantee to be bound by all the terms and conditions contained in this chapter.

       (b) The Grantee shall provide all services specifically set forth in its application and shall provide cable television service within the confines of the Village; and by its acceptance of the franchise, the Grantee specifically grants and agrees that its application is thereby incorporated by reference and made a part of the franchise.

SEC.5. FRANCHISE TERRITORY.

       Any franchise is for the current territorial limits of the Village and for any area henceforth added thereto during the term of the franchise.

SEC.6. DURATION AND ACCEPTANCE OF FRANCHISE.

       Any franchise and the rights, privileges and authority hereby authorized shall take effect and be in force from and after the signing of a franchise agreement by the Village, as provided by law, and shall continue in force and effect for an initial term of no longer than 12 years; provided, however, that such franchise shall have no force or effect and shall be null and void except only if the Grantee, within 30 days after the date of Village approval of the franchise, shall file with the Village its unconditional acceptance of the franchise and promise to comply with and abide by all of its provisions, terms and conditions and the provisions of this chapter. Such acceptance and promise shall be in writing duly executed and sworn to, by, or on behalf of the Grantee before a notary public or other officer authorized by law to administer oaths. Such franchise shall be non-exclusive and revocable.

SEC.7. FRANCHISE RENEWAL.

       (a) To the extent applicable, current federal procedures and standards pursuant to 47 U.S.C. (S) 546 shall govern the renewal of any franchise awarded under this chapter.

       (b) In the event that any or all of the applicable provisions of federal law are repealed or otherwise modified, and to the full extent consistent with such applicable provisions then in effect, the following section(s) shall apply:

           (1) At least 24 months prior to the expiration of the franchise, the Grantee shall inform the Village in writing of its intent to seek renewal of the franchise.

           (2) The Grantee shall submit a proposal for renewal which demonstrates:

                a. That it has been and continues to be in substantial compliance with the terms, conditions, and limitations of this chapter and its franchise;

                b. That its system has been installed, constructed, maintained and operated in accordance with the accepted standards of the industry, and this chapter and its franchise;

                c. That it has the legal, technical, financial, and other qualifications to provide the services, facilities, and equipment set forth in its proposal; and

                d. That it has made a good faith effort to provide services and facilities which accommodate the demonstrated needs and interests of the community as may be reasonably ascertained by the Village, with public input; and that it has made a good faith effort to maintain, operate, and extend its system as the state of the art progresses so as to assure its Subscribers high quality service, balanced against the costs of such needs and interests.

           (3) The Village shall proceed to determine whether the Grantee has satisfactorily performed its obligations under the franchise. To determine satisfactory performance, the Village shall consider technical developments, performance of the system and the quality of the operator's service, including signal quality, response to customer complaints, and billing practices, but without regard to the mix or quality of cable services or other services provided over the system. The Village shall also consider the Grantee's reports made to the Village and to the FCC, and the Village may require the Grantee to make available specified records, documents, and information for this purpose, and may inquire specifically whether the Grantee will supply services sufficient to meet community needs and interests in light of the costs of such needs and interests. Provision shall be made for public comment with adequate prior notice of at least 10 days.

           (4) The Village shall then prepare any amendments to this chapter and the franchise that it believes necessary.

           (5) If the Village finds the Grantee's performance satisfactory, and finds the Grantee's technical, legal, and financial abilities acceptable, and finds the Grantee's renewal proposal meets the future cable-related needs of the Village, balanced against the costs of meeting these needs and interests, a new franchise shall be granted pursuant to this chapter as amended for a period to be determined by the Village.

           (6) If the Grantee is determined by the Village to have performed unsatisfactorily, new applicants may be sought and evaluated and a franchise award shall be made by the Village according to franchising procedures adopted by the Village.

SEC.8. FRANCHISE REVIEW AND MODIFICATION.

       (a) To the extent applicable, the modification provisions of the Cable Act, as the same may be amended from time to time, shall govern the procedures and standards for modification of a franchise. The Grantee may file a request for modification of a franchise with the Village in accordance with said modification provisions at any time during the term of the franchise.

       (b) To the extent that the modification provisions of the Cable Act, as the same may be amended from time to time, are repealed or otherwise not applicable, a franchise may be modified to the extent permitted by applicable law, according to the standards set forth in Subsection (c) below and in other applicable provisions of this chapter.

       (c) It shall be the policy of the Village to amend a franchise with the consent of the Grantee when necessary to enable the Grantee to take advantage of technological advancements that will afford the Grantee an opportunity to more effectively, efficiently, or economically serve the Subscribers; provided, however, that this Subsection shall not be construed to require the Village to adopt any such amendment. Further, the Village may modify or revise the terms of a franchise at any time if necessary to protect the public health or safety.

SEC.9. POLICE POWERS.

       (a) In accepting a franchise, the Grantee acknowledges that its rights thereunder are subject to the police power of the Village to adopt and enforce general ordinances necessary to the safety and welfare of the public; and it agrees to comply with all applicable general laws and ordinances enacted by the Village pursuant to such power.

        (b) Any conflict between the provisions of a franchise and any other present or future lawful exercise of the Village's police powers shall be resolved in favor of the latter.

SEC.10. FRANCHISE REQUIRED.

        No cable television system shall be allowed to operate or to occupy or use any Public Way for system installation and maintenance purposes without a franchise.

SEC.11. USE OF GRANTEE FACILITIES.

       The Village shall have the right to install and maintain free of charge upon the poles of the Grantee any wire or pole fixtures that do not unreasonably interfere with the cable television system operations of the Grantee. The Village shall indemnify and hold harmless the Grantee from any claim that might arise due to or as a result of the Village's use.

SEC.12. INITIAL FRANCHISE COSTS.

       Grantee shall pay all costs and charges incidental to the awarding or enforcing of its initial franchise, including but not limited to: administrative, engineering, legal and consulting expenses, all costs of publications of notices prior to any public meeting provided for pursuant to this chapter, and any costs not covered by application fees incurred by the Village in its study, preparation of proposal documents, evaluation of all applications, and examinations of the applicant's qualifications.

SEC.13. NOTICES.

       All notices from the Grantee to the Village pursuant to any franchise shall be sent to the Office of the Village President, with a copy to the Village Administrator. The Grantee shall maintain with the Village, throughout the term of the franchise, an address for service of notices by mail. The Grantee shall maintain a central office to address any issues relating to operating under this chapter.

SEC.14. LETTER OF CREDIT AND CASH SECURITY DEPOSIT.

       (a) Within 15 days after the award of an initial franchise, the Grantee shall deposit with the Village either an irrevocable letter of credit from a financial institution acceptable to the Village Board of Trustees or a cash security deposit in the amount of $100,000.00. The form and content of such letter of credit shall be approved by the Village Attorney. No interest shall be paid on any cash deposit.

       (b) Within 15 days after the award of a renewal franchise, the Grantee shall deposit with the Village an irrevocable letter of credit from a financial institution acceptable to the Village Board of Trustees in the amount of $25,000.00 and a cash security deposit in the amount of $5,000.00. The form and content of such letter of credit shall be approved by the Village Attorney. No interest shall be paid on any cash security deposit.

       (c) The letter of credit and cash security deposit shall be used to ensure the faithful performance of the Grantee of all provisions of this chapter, and to ensure compliance with all orders, permits and directions of any agency, commission, board, department, division, or office of the Village having jurisdiction over its acts or defaults under this chapter, and to ensure the payment by the Grantee of any claims, liens, and taxes and penalties assessed pursuant to Section 47 of this chapter due the Village which arise by reason of the construction, operation or maintenance of the system.

       (d) The letter of credit and cash security deposit shall be maintained at the amount established herein for the entire term of the franchise, even if amounts have to be withdrawn pursuant to this chapter. Grantee shall promptly replace any amounts withdrawn from the letter of credit or security deposit.

       (e) If the Grantee fails to pay to the Village any compensation within the time fixed herein; or fails to pay to the Village any penalties assessed on taxes due and unpaid; or fails to repay the Village any damages, costs or expenses which the Village incurs as a result of the Grantee's failure to comply with all rules, regulations, orders, permits, and other directives of the Village issued pursuant to a franchise or which the Village is compelled to pay by reason of any act or default of the Grantee in connection with a franchise; or fails to properly and adequately restore any public way, public property or private property disturbed by the Grantee's activities; or fails to pay any costs incurred by the Village in connection with the award of any franchise or renewal franchise; or otherwise fails to faithfully perform the duties and responsibilities of a franchise, then the Village may withdraw money from the letter of credit or cash security fund in accordance with the procedures set forth in Subsection (f) below.

       (f) The Village shall provide Grantee with written notice informing Grantee that such amounts are due to the Village. The written notice shall describe, in reasonable detail, the reasons for the assessment. The Grantee shall have 15 days subsequent to receipt of the notice within which to cure every failure cited by the Village or to notify the Village that there is a dispute as to whether Grantee believes such amounts are due the Village. Such notice by the Grantee to the Village shall specify with particularity the basis of Grantee's belief that such monies are not due the Village.

       (g) The rights reserved to the Village with respect to the letter of credit and cash security deposit are in addition to all other rights of the Village, whether reserved by the franchise or authorized by law, and no action, proceeding or exercise of a right with respect to such letter of credit and security deposit shall affect any other right the Village may have.

       (h) The letter of credit shall contain the following endorsement: "It is hereby understood and agreed that this letter of credit may not be canceled by the issuer bank nor the intention not to renew be stated by the issuer bank until 45 days after receipt by the Village, by registered mail, of a written notice of such intention to cancel or not to renew."

       (i) Receipt of the 45-day notice by the Village shall be construed as a default granting the Village the right to immediate payment from the issuer bank of the entire amount of the letter of credit.

       (j) The Village, at any time during the term of a franchise, may waive, in writing, Grantee's requirement to maintain a letter of credit or cash security deposit.

SEC.15. CONSTRUCTION BOND.

       (a) Prior to being approved for an initial installation of a system, the Grantee shall file with the Village a construction bond in the amount of not less than 110 percent of the costs to install the System in the service area contained in the application or renewal proposal in favor of the Village. This bond shall be maintained throughout the construction period and until such time as determined by the Village, unless specified in the franchise agreement.

       (b) Prior to being approved for an upgrade of the system that involves significant excavation or other disturbance of Public Way, the Grantee shall file with the Village a performance bond in the amount of not less than $100,000.00. This bond shall be maintained throughout the upgrade period and until such time as determined by the Village, unless specified in the franchise agreement.

       (c) If the Grantee fails to diligently pursue and complete the construction required for the installation or upgrade of its cable system, or fails to well and truly observe, fulfill and perform each term and condition of this chapter or of the franchise as it relates to construction, installation or upgrade of the system, then there shall be recoverable jointly and severally, from the principal and surety of the bond, the cost of completing such construction and any damages or loss suffered by the Village as a result, including the full amount of any compensation, indemnification, or cost of removal or abandonment of any property of the Grantee, plus a reasonable allowance for attorney's fees, including the Village's legal staff, and costs, up to the full amount of the bond. This Section shall be an additional remedy for any and all violations outlined in Subsection 14(e).

       (d) The bond shall contain the following endorsement: "It is hereby understood and agreed that this bond may not be canceled by the surety nor the intention not to renew be stated by the surety until 45 days after receipt by the Village, by registered mail, a written notice of such intent to cancel or not to renew."

       (e) Upon receipt of a 45-day notice, this shall be construed as default granting the Village the right to demand payment on the bond.

       (f) The Village, at any time during the term of this chapter, may, in writing, waive or reduce Grantee's requirement to maintain a performance bond.

SEC.16. LIABILITY AND INSURANCE.

       (a) The Grantee shall maintain and by its acceptance of a franchise specifically agrees that it will maintain throughout the term of the franchise, liability insurance insuring the Grantee and the Village and the Village's officers, boards, commissions, elected and appointed officials, agents, and employees, in the minimum amounts of:

           (1)  $2,000,000.00 for bodily injury or death to each person;

           (2)  $3,000,000.00 for bodily injury or death from any one accident;

           (3)  $3,000,000.00 for property damage from any one accident;

           (4)  $2,000,000.00 for all other types of liability.

       (b) The Grantee shall carry and maintain in its own name automobile liability insurance with a limit of $2,000,000 for each person and $2,000,000 for each accident for property damage with respect to owned and non-owned automobiles for the operation of which the Grantee is responsible

       (c) The certificate of insurance obtained by the Grantee in compliance with this Section must be approved by the Village Attorney and such insurance policy certificate of insurance, along with written evidence of payment of required premiums, shall be filed and maintained with the Village during the term of the franchise. The Grantee shall immediately advise the Village Attorney of any litigation that may develop that would affect this insurance.

       (d) Neither the provisions of this Section, nor any damages recovered by the Village thereunder, shall be construed to or limit the liability of the Grantee under any franchise issued hereunder or for damages.

       (e) Such insurance policies provided for herein shall name the Grantor, its officers, boards, commissions, agents and employees as additional insured, and shall be primary to any insurance carried by the Grantor. The insurance policies required by this Section shall be carried and maintained by the Grantee throughout the term of the franchise and such other period of time during which the Grantee operates or is engaged in the removal of its cable system. Each policy shall contain the following endorsement: "It is hereby understood and agreed that this insurance policy may not be canceled by the surety nor the intention not to renew be stated by the surety until 30 days after receipt by the Village, by registered mail, of written notice of such intention to cancel or not to renew."

SEC.17. INDEMNIFICATION.

       (a) The Village shall not at any time be liable for injury or damage occurring to any Person or property from any cause whatsoever arising out of the construction, maintenance, repair, use, operation, condition or dismantling of the Grantee's Cable Television System or due to the act or omission of any Person or entity other than the Village or those Persons or entities for which the Village is legally liable as a matter of law.

       (b) The Grantee shall, at its sole cost and expense, indemnify and hold harmless the Village, all associated, affiliated, allied and subsidiary entities of the Village now existing or hereinafter created, and their respective officers, boards, commissions, employees, agents, attorneys and contractors (hereinafter referred to as "Indemnitees") from and against:

           (1) Any and all liabilities, obligations, damages, penalties, claims, liens, costs, charges, losses and expenses (including, without limitation, fees and expenses of attorneys, expert witnesses and consultants), which may be imposed upon, incurred by or asserted against the Indemnitees by reason of any act or omission of the Grantee, its personnel, employees, agents, contractors or subcontractors, resulting in personal injury, bodily injury, sickness, disease or death to any Person or damage to, loss of or destruction of tangible or intangible property, libel, slander, invasion of privacy and unauthorized use of any trademark, trade name, copyright, patent, service mark or any other right of any Person, firm or corporation, which may arise out of or be in any way connected with the construction, installation, operation, maintenance, use or condition of the Cable Television System caused by Grantee, its subcontractors or agents or the Grantee's failure to comply with any federal, state or local statute, ordinance or regulation.

           (2) Any and all liabilities, obligations, damages, penalties, claims, liens, costs, charges, losses and expenses (including, without limitation, fees and expenses of attorneys, expert witnesses and consultants), which are imposed upon, incurred by or asserted against the Indemnitees by reason of any claim or lien arising out of work, labor, materials or supplies provided or supplied to the Grantee, its contractors or subcontractors, for the installation, construction, operation or maintenance of the Cable Television System. Upon the written request of the Village such claim or lien shall be discharged or bonded within 15 days following such request.

           (3) Any and all liabilities, obligations, damages, penalties, claims, liens, costs, charges, losses and expenses (including, without limitation, fees and expenses of attorneys, expert witnesses, and consultants), which may be imposed upon, incurred by or asserted against the Indemnitees by reason of any financing or securities offering by Grantee or its Affiliates for violations of the common law or any laws, statutes or regulations of the State of Illinois or of the United States, including those of the Federal Securities and Exchange Commission, whether by the Grantee or otherwise; excluding therefrom, however, claims which are solely based upon and arise solely out of information supplied by the Village to the Grantee in writing and included in the offering materials with the express written approval of the Village prior to the offering.

       (c) The Grantee undertakes and assumes for its officers, agents, contractors and subcontractors and employees all risk of dangerous conditions, if any, on or about any village-owned or controlled property, including public rights-of-way and easements, and the Grantee hereby agrees to indemnify and hold harmless the Indemnitees against and from any claim asserted or liability imposed upon the Indemnitees for personal injury or property damage to any Person arising out of the installation, operation, maintenance or condition of the Cable Television System or the Grantee's failure to comply with any federal, state or local statute, ordinance or regulation, except for any claim asserted or liability imposed upon the Indemnitees that arises or is related to willful negligence by the Indemnitees.

       (d) In the event any action or proceeding shall be brought against the Indemnitees by reason of any matter for which the Indemnitees are indemnified hereunder, the Grantee shall, upon notice from any of the Indemnitees, at the Grantee's sole cost and expense, resist and defend the same with legal counsel acceptable to the Village Attorney, provided further, however, that the Grantee shall not admit liability in any such matter on behalf of the Indemnitees without the written consent of the Village Attorney or the Village Attorney's designee.

       (e) The Village shall give the Grantee prompt notice of the making of any written claim or the commencement of any action, suit or other proceeding covered by the provisions of this Section.

       (f) Nothing in this chapter or in any franchise is intended to, or shall be construed or applied to, express or imply a waiver by the Village of statutory provisions, privileges or immunities of any kind or nature as set forth in Illinois Statutes, including the limits of liability of the Village as exists presently or as may be increased from time to time by the Legislature.

SEC.18. RIGHTS OF INDIVIDUALS.

       (a) The Grantee shall not deny service, deny access, or otherwise discriminate against subscribers, channel users, or general citizens on the basis of race, color, religion, national origin, income, gender, marital status, sexual preference or age. The Grantee shall comply at all times with all other applicable federal, state and local laws and regulations and all executive and administrative orders relating to nondiscrimination which are hereby incorporated and made part of this chapter by reference.

       (b) The Grantee shall strictly adhere to the equal employment opportunity requirements of the Federal Communications Commission and of state and local governments, and as amended from time to time.

       (c) The Grantee shall, at all times, comply with the privacy requirements of state and federal law.

       (d) Grantee shall make cable service available to all residential areas within the Village, provided that all such permission as may be required from the owner of the property is reasonably available, and that service can be provided in accordance with the line extension requirements of Section 21. Grantee will only be required to provide service to multi-dwelling units so long as the owner of the facility consents to the following:

           (1)  To Grantee's providing of the service to units of the facility;

           (2) To reasonable conditions and times for installation, maintenance and inspection of the system on the facility premises;

           (3) To reasonable conditions promulgated by Grantee to protect Grantee's equipment and to encourage widespread use of the system; and

           (4) To not demand payment from Grantee for permitting Grantee to provide service to the facility and to not discriminate in rental charges, or otherwise, between tenants who receive Cable Service and those who do not.

SEC.19. PUBLIC NOTICE.

       Minimum public notice of any public meeting relating to the franchise shall follow state statutory requirements and shall be on at least one channel of the Grantee's System between the hours of 7:00 p.m. and 9:00 p.m., for five consecutive days prior to the meeting.

SEC.20. SERVICE AVAILABILITY AND RECORD REQUEST.

       The Grantee shall provide cable television service throughout the entire franchise area pursuant to the provisions of this chapter and the franchise and shall keep a record for at least three years of all requests for service received by the Grantee. This record shall be available for public inspection at the local office of the Grantee during regular office hours.

SEC.21. SYSTEM CONSTRUCTION.

       (a) New construction timetable.

           (1) Within two years from the date of the award of an initial franchise, the Grantee must make cable television service available to every dwelling unit within the service area.

                a. The Grantee must make cable television service available to at least 20 percent of the dwelling units within the service area within six months from the date of the award of the franchise.

                b. The Grantee must make cable television service available to at least 50 percent of the dwelling units within the service area within one year from the date of the award of the franchise.

           (2) The Grantee, in its application, may propose a timetable of construction which will make cable television service available in the service area sooner than the above minimum requirements, in which case said schedule will be made part of the franchise agreement, and will be binding upon the Grantee.

           (3) Any delay beyond the terms of this timetable, unless specifically approved by the Village, will be considered a violation of this chapter for which the provisions of either Sections 39 or 47 shall apply, as determined by the Village.

           (4) In special circumstances and for good cause shown by the Grantee, the Village, in the exercise of its sole discretion, may waive 100 percent completion within the two-year time frame, provided that substantial completion is accomplished within the allotted time frame, substantial completion to be not less than 95 percent. Justification for less than 100 percent must be submitted subject to the approval of the Village.

       (b) Line extensions:

           (1) In areas of the franchise territory not initially served, a Grantee shall be required to extend its system pursuant to the following requirements:

                a. No customer shall be refused service arbitrarily. To expedite the process of extending the Cable System into a new subdivision, the Village will forward to the Grantee an approved engineering plan of each project. Subject to the density requirements, the Grantee shall commence the design and construction process upon receipt of the final engineering plan. Upon notification from the Village that the first home in the project has been approved for a building permit, the Grantee shall have a maximum of three months to complete the construction/activation process within the applicable project phase, barring any unforeseen adverse weather or ground conditions.

                b. The Grantee shall extend and make cable television service available to every dwelling unit in all unserved, developing areas having at least 25 dwelling units planned per street mile, as measured from the existing system, and shall extend its system simultaneously with the installation of utility lines.

                c. The Grantee shall extend and make cable television service available to any isolated resident outside the initial service area requesting connection at the standard connection charge, if the connection to the isolated resident would require no more than a standard 125-foot drop line.

           (2) In areas not meeting the requirements for mandatory extension of service, the Grantee shall provide, upon the request of a potential subscriber desiring service, an estimate of the Grantee's costs required to extend service to the subscriber. The Grantee shall then extend service upon request of the potential subscriber. The Grantee may require advance payment or assurance of payment satisfactory to the Grantee. In the event the area subsequently reaches the density required for mandatory extension, such payments shall be refunded to the subscriber.

           (3) In cases of new construction or property development where utilities are to be placed underground, all cable system facilities also shall be placed underground, except as otherwise specifically approved in advance by the Village. If the Grantee receives notice of such new construction or property development, including the date on which open trenching is available for the

                Grantee's work (the "Notice"), then the Grantee shall provide, to the developer or property owner and to the Village, the specifications for its trenching and the Grantee shall install its conduit, pedestals and vaults, and laterals within five working days after the trenches first become available to the Grantee for such work. Costs of trenching and easements required to bring service to the development shall be borne by the developer or property owner; provided, however, that if the Grantee fails to install its conduit, pedestals and vaults, and laterals within said five working days, then the cost of any new trenching, and easements if necessary, shall be borne by the Grantee. The Notice may be given to the Grantee at the address stated in the franchise agreement or to the local general manager or system engineer of the Grantee. Written or oral notice from the developer, property owner, or Village shall be sufficient to qualify as the Notice.

       (c) Nothing herein shall be construed to prevent the Grantee from serving areas of the Village not covered under this Section upon agreement with developers, property owners, residents, or businesses, provided that all applicable fees are paid by the Grantee to the Village therefor, including without limitation the franchise fee provided in this chapter.

       (d) A Grantee, in its new or renewal application, may propose a line extension policy that will result in serving more residents of the Village than as required above, in which case the Grantee's policy will be incorporated into the franchise agreement and will be binding on the Grantee.

       (e) The violation of this Section shall be considered a violation of this chapter for which the provisions of either Sections 39 or 47 shall apply, as determined by the Village.

SEC.22. CONSTRUCTION AND TECHNICAL STANDARDS.

       (a) The Grantee shall construct, install, operate and maintain its system in a manner consistent with all laws, ordinances, construction standards, governmental requirements, and FCC technical standards. In addition, the Grantee shall provide the Village, upon request, a written report of the results of the Grantee's annual proof of performance tests conducted pursuant to Federal Communications Commission standards and requirements.

       (b)  The following additional specifications shall apply:

            (1) Construction, installation and maintenance of the cable television system shall be performed in an orderly and workmanlike manner. All cables and wires shall be installed, where possible, parallel with electric and telephone lines. Multiple cable configurations shall be arranged in parallel and bundled with due respect for engineering considerations.

            (2) The Grantee shall at all times comply with the most recent version adopted by the Village of:

                a.   National Electrical Safety Code (National Bureau of
                     Standards);

                b. National Electrical Code (National Bureau of Fire Underwriters);

                c.   Bell System Code of Pole Line Construction; and

                d. Applicable FCC or other federal, state and local regulations.

           (3) In any event, the System shall not endanger or interfere with the safety of persons or property in the franchise area or other areas where the Grantee may have equipment located.

           (4) Any antenna structure used in the system shall comply with construction, marking, and lighting of antenna structure, required by the United States Department of Transportation.

           (5) All working facilities and conditions used during construction, installation and maintenance of the System shall comply with the standards of the Occupational Safety and Health Administration.

           (6) The Grantee regularly shall check radio frequency leakage at reception locations for emergency radio services to prove that no interference signal combinations are possible. Stray radiation shall be measured adjacent to any proposed aeronautical navigation radio sites to prove no interference to airborne navigational reception in the normal flight patterns. FCC rules and regulations shall govern.

           (7) The Grantee shall maintain equipment capable of providing standby power for headend, transportation and trunk amplifiers for a minimum of two hours.

           (8) In all areas of the Village where the cables, wires and other like facilities of public utilities are placed underground, all cables, wires and other like facilities of the Grantee installed after the effective date of the Grantee's franchise shall be placed underground. When public utilities relocate their facilities from pole to underground, the Grantee shall concurrently do so at no expense to the Village.

       (c) Plans & Permits.

           (1)  Right to review; briefings.

                a. The Village shall have the right to review the Grantee's construction plans and specifications prior to the commencement of any new construction to assure compliance with the standards specified in this chapter and to inspect all aspects of Cable System construction. The Village shall not, however, be required to review or approve such plans and specifications or to make such inspections, and the Village specifically disclaims such obligation. The Grantee shall be solely responsible for taking all steps necessary to assure compliance with such standards and to ensure that the Cable System is installed in a safe manner and pursuant to the terms and conditions of this chapter and the franchise agreement.

                b. Before beginning new construction of, or on any part of, the Cable System, the Grantee's chief engineer or designated individual shall meet with the Village Administrator or designated individual to explain the Grantee's construction plans and work program in detail. Similar briefings shall be held from time to time as deemed necessary by either the Village or the Grantee until the work is completed.

           (2) The Grantee shall, within 90 days after the Effective Date of its franchise, furnish to the Village complete "as-built" plans of the Cable System and shall, thereafter, furnish to the Village amendments to such plans within 45 days after completion of any extension or modification of the Cable System. If so requested by the Grantee, the Village shall keep such as-built plans confidential to the extent allowable by law, and shall show such plans only to those employees, contractors or Village officials who need to see them as a part of their responsibilities to the Village, or pursuant to their J.U.L.I.E. responsibilities.

           (3) The Grantee shall obtain permits from the Village before commencing any new construction of or within the Cable System, with specific permission being required for the opening or disturbance of any Public Way within the Village. The permit application shall include a plan drawn in sufficient detail to demonstrate to the Village that the Cable System will be constructed in accordance with all applicable codes and ordinances. Where cable is to be installed on existing poles, the permit application shall include a drawing showing the existing poles and additional poles, if requested. Without characterizing the violation of other provisions of this chapter, the failure to obtain said permits shall constitute a material violation of this chapter. The Grantee also, before the commencement of new construction of, or on any part of, the Cable System, shall become and remain a member of the J.U.L.I.E. system.

       (d) All work involved in the construction, operation, maintenance, repair, and removal of the Cable System, or any part thereof, shall be performed in a workmanlike manner using materials of good and durable quality. If, at any time, it is determined by the Village or any other agency or authority of competent jurisdiction that any part of the Cable System, including without limitation any means used to distribute signals over or within the Cable System, is harmful to the health or safety of any Person, then the Grantee, at its sole cost and expense, shall promptly correct all such conditions. Any contractor, subcontractor, or other Person proposed to be employed for the installation, maintenance, relocation, or repair of Cable System equipment or facilities shall be licensed in accordance with applicable laws and shall be thoroughly experienced in the work for which he or she is retained.

       (e) Unless expressly provided otherwise in the Franchise, the Grantee shall at all times comply with any and all rules and regulations enacted or to be enacted by the Village with reference to construction activity in Public Ways. All poles, wires, conduits, cables, equipment, pipes, appurtenances, structures, and other facilities of the Cable System shall be installed and located in compliance with all applicable Village codes and ordinances and the applicable provisions of the Franchise so as to cause minimum interference with the rights and reasonable convenience of the general public, all as determined by the Village in its sole and absolute discretion. Unless the Village shall in writing waive its right to review plans, no construction or other work relating to such facilities within the Public Ways of the Village shall be commenced until the Village shall have approved and issued a permit on the plans, specifications and methods for such work. Any such permit may be so conditioned or restricted as deemed necessary by the Village to assure compliance with the Franchise and to protect the public health and safety. All such facilities shall at all times be kept and maintained in a safe condition and in good order and repair. The Grantee shall at all times employ reasonable care and shall install, maintain, and use commonly accepted methods and devices for preventing failures and accidents that are likely to cause damage, injuries or nuisances to the general public. Suitable barricades, flags, lights, flares or other devices shall be used at such times and places as are required by applicable ordinances and at such additional times and places as are required for the safety of all members of the general public. Any such facilities placed in any Public Way by the Grantee shall be placed and maintained in such a manner as not to interfere with the usual travel or other existing or projected uses of such Public Way.

       (f) Excavation Work and Time Periods.

           (1) No excavation on or in any Public Way, public property or private property in the Village permitted hereunder in connection with the installation of any Cable System facilities shall be made more than 24 hours immediately before installation of such facilities. The Grantee may apply for a waiver in unusual circumstances.

           (2) The Grantee shall notify the Village Administrator at least 72 hours before any excavation on or in any Public Way, public property or private property so that the Village Administrator will have the opportunity to inspect such excavation work.

           (3) All excavations in lawns or grassy parkways shall be promptly backfilled, tamped and restored with sod in accordance with the applicable provisions of this chapter.

       (g) Location of Pedestals and Vaults.

           (1)  Pedestals and Similar Above Ground Appurtenances.

           a. The Village has determined that pedestals and similar aboveground appurtenances located on a Public Way (other than in an alley or as provided in Paragraph c below) or on public property will adversely affect the appearance of the Village and of the property therein and, accordingly, pursuant to Section 541(a)(2) of the Cable Act, the Grantee shall not under any circumstances install or locate a pedestal or any similar above ground appurtenance on any Public Way (other than in an alley or as provided in Paragraph c below) or on any public property as a part of any new construction or any relocation or reinstallation.

           b. Pedestals or similar above ground appurtenances may be installed on private property only with the express, prior written consent and permission of the affected property owner or his or her authorized agent, or the duly elected or appointed representative of the affected property; provided, however, that such pedestals or above ground appurtenances shall comply with all applicable provisions of the Village of Libertyville Municipal Code.

           c. Notwithstanding Paragraph b above, pedestals or similar above ground appurtenances may be installed within certain utility easements on private property without the consent or permission of the affected property owner provided that (i) the Grantee is lawfully authorized to use such utility easement pursuant to state or federal law; (ii) no such pedestal or similar above ground appurtenance may be installed unless, at the time of the desired installation, there exists within the utility easement, a similar above ground appurtenance of another utility company or entity; and (iii) the Grantee's pedestal or similar above ground appurtenance shall be located as close as is practicable to said existing above ground appurtenance.

       (2) Vaults.

           a. The Grantee shall not install underground vaults on any Public Way after the effective date of this franchise, except in accordance with and pursuant to the provisions of paragraph d. of this subsection. All underground vaults shall be flush mounted with the surface of the land area.

           b. The Grantee shall inform the owner of any private property in the Village where the Grantee contemplates placing a vault on the parkway immediately adjacent to said private property, that the owner has the right to elect between the construction and installation of an underground vault on the owner's private property or on the Public Way (including, without limitation, the parkway) immediately adjacent to the owner's property. Said notice shall be in writing, in form and substance acceptable to the Village Administrator, and delivered by certified mail or personal delivery to said owner at least 30 days immediately before the commencement of construction on or around the owner's property.

           c. If the owner elects to allow construction and installation of an underground vault on the owner's property, then the owner shall be required to grant the Grantee and easement, in form reviewed and approved by the Village Attorney, allowing for such construction and installation.

           d. If the owner (i) elects not to allow construction and installation of an underground vault on the owner's property; or
                (ii) fails to respond to the election notice delivered by the Grantee pursuant to Paragraph b above within 45 days after the owner receives the notice; or (iii) refuses to grant the Grantee the easement pursuant to Paragraph c above within 30 days after the owner's receipt of an easement document, then the Grantee shall be entitled to construct and install an underground vault on the Public Way (including, without limitation, the parkway) that is immediately adjacent to the owner's property.

SEC.23. USE OF STREETS.

       (a) The Grantee's system, poles, wires and appurtenances shall be located, erected and maintained so that none of its facilities shall endanger or interfere with the lives of persons or interfere with the rights or reasonable convenience of property owners who adjoin any of the streets and Public Ways, or interfere with any improvements the Village may make, or hinder or obstruct the free use of the streets, alleys, bridges, easements or public property.

       (b) In case of any disturbance of pavement, sidewalk, landscaping, driveway or other surfacing, the Grantee shall, at its own cost and expense and in a manner approved by the Village, replace and restore all paving, sidewalk, driveway, landscaping, or surface of any street or alley disturbed, in at least as good condition as before the work was commenced and in accordance with standards for such work set by the Village. If, after 30 days, restoration measures are not performed to the reasonable satisfaction of the Village, the Village may undertake remedial restoration activities, such activities to be performed at the Grantee's cost, with such costs to be chargeable against the security deposit required of the Grantee in Subsection 14(e) of this chapter.

       (c) Erection, removal and common uses of poles:

           (1) No poles or other wire-holding structures shall be erected by the Grantee without prior approval of the Village with regard to location, height, types, and any other pertinent aspect. However, no location of any pole or wire-holding structure of the Grantee shall be a vested interest and such poles or structures shall be removed or modified by the Grantee at its own expense whenever the Village determines that the public convenience would be enhanced thereby.

           (2) Where poles or other wire-holding structures already existing for use in serving the Village are available for use by the Grantee, but it does not make arrangements for such use, the Village may require the Grantee to use such poles and structures if it determines that the public convenience would be enhanced thereby and the terms of the use available to the Grantee are just and reasonable.

           (3) Where the Village or a public utility serving the Village desires to make use of the poles or other wire-holding structures of the Grantee, but agreement thereof with the Grantee cannot be reached, the Village may require the Grantee to permit such use for such consideration and upon such terms as the Village shall determine to be just and reasonable, if the Village determines that the use would enhance the public convenience and would not unduly interfere with the Grantee's operations.

       (d) If at any time during the period of the franchise the Village shall elect to alter, or change the grade of any street, alley or other Public Ways or utilities, the Grantee, upon reasonable notice by the Village, shall promptly remove or relocate as necessary its poles, wires, cables, underground conduits, manholes and other fixtures at its own expense.

       (e) The Grantee shall, on the request of any person holding a building moving permit issued by the Village, temporarily raise or lower its wires to permit the moving of buildings. The expense of such temporary removal, raising or lowering of wires shall be paid by the person requesting the same, and the Grantee shall have the authority to require such payment in advance. The Grantee shall be given not less than 48 hours advance notice to arrange for such temporary wire changes.

       (f) The Grantee shall not remove any tree or trim any portion, either above, at or below ground level, of any tree within any public place without the prior consent of the Village. The Grantee shall provide notice to any affected residents at the same time that the Grantee applies to the Village for consent to perform tree trimming. The Village shall have the right to do the trimming requested by the Grantee at the cost of the Grantee. Regardless of who performs the work requested by the Grantee, the Grantee shall be responsible, shall defend and hold Village harmless from any and all damages to any tree as a result of trimming, or to the property surrounding any tree, whether such tree is trimmed or removed.

       (g) The Grantee shall not use road cuts for the laying of cable or wires without the prior approval of the Village.

       (h) The right of the Grantee to use and occupy the Public Ways shall not be exclusive. The Village reserves the right to grant any right or use of such Public Ways to any Person at any time during the term of the franchise or any other franchise subsequently granted to any other Person.

       (i) If any public way or portion thereof used by the Grantee shall be vacated by the Village, or the use thereof discontinued by the Village or the Grantee, during the term of the franchise, then the Grantee shall forthwith at its sole cost and expense remove its facilities therefrom unless specifically permitted to continue to use the same and, on the removal thereof, the Grantee shall restore, repair, or reconstruct the Public Way area where such removal has occurred to its original condition as required by the Village. In the event of any failure, neglect, or refusal by the Grantee, after 30 days written notice from the Village to repair, improve, or maintain such Public Way, the Village may, but shall be under no obligation to, conduct such work, or cause it to be conducted, and the actual cost thereof shall be paid by the Grantee in the time and manner as directed by the Village. Collection may be made by resort to the letter of credit or cash security deposit established pursuant to Section 14 of this chapter, or by court action, or otherwise.

SEC.24. OPERATIONAL STANDARDS.

       (a) The Grantee shall maintain all parts of the system in good condition throughout the entire franchise period.

       (b) Upon the reasonable request for service by any person located within the franchise territory, the Grantee shall, within 30 days, finish the requested service to such person within terms of the line extension policy. A request for service shall be unreasonable for the purpose of this subsection if no trunk line installation capable of servicing that person's block has been installed.

       (c) Temporary Service Drops:

           (1) The Grantee shall put forth every effort to bury temporary drops within 10 working days after placement. Any delays for any other reason than listed will be communicated to the Village. The following delays will be found understandable and within the course of doing business: weather, ground conditions, street bores, system redesign requirements and any other unusual obstacle, such as obstructive landscaping that is created by the customer.

           (2) Upon request of the Village the Grantee shall provide a monthly report to the Village on the number of drops pending.

       (d) The Grantee shall render efficient service, make repairs promptly, and interrupt service only for good cause and for the shortest time possible. Such interruptions, insofar as possible, shall be preceded by notice and shall occur during periods of minimum system use.

       (e) The Grantee shall not allow its cable or other operations to interfere with television reception of subscribers or persons not served by the Grantee, nor shall the system interfere with, obstruct or hinder in any manner the operation of the various utilities serving the residents within the confines of the Village nor shall other utilities interfere with the Grantee's system.

SECTION 25. CUSTOMER SERVICE STANDARDS.

       (a) Nothing in this chapter shall be construed to prohibit the enforcement of any federal, state or local law or regulation concerning customer service or consumer protection that imposes customer service standards or consumer protection requirements that exceed the customer service standards set out in this chapter or that address matters not addressed in this chapter.

       (b) The Grantee shall maintain a local or toll-free telephone access line which is available to its subscribers and shall have knowledgeable, qualified representatives available to respond to customer telephone inquiries 24 hours per day, seven days per week. Under normal operating conditions, telephone answer time, including wait time and the time required to transfer the call, shall not exceed 30 seconds. This standard shall be met no less than 90 percent of the time as measured on a quarterly basis. Under normal operating conditions, the customer will receive a busy signal less than three percent of the time.

       (c) Customer service centers and bill payment locations will be open for walk-in customer transactions a minimum of eight hours per day Monday through Friday, unless there is a need to modify those hours because of the location or customers served. The Grantee and Village by mutual consent shall establish supplemental hours on weekdays and weekends as fits the needs of the community.

       (d) Under normal operating conditions, each of the following standards will be met no less than 95 percent of the time as measured on an annual basis.

           (1) Standard installations will be performed within seven business days after an order has been placed. A standard installation is one that is within 125 feet of the existing system.

           (2) Excluding those situations that are beyond its control, the Grantee will respond to any service interruption promptly and in no event later than 24 hours from the time of initial notification. All other regular service requests will be responded to within 36 hours during the normal work week for that system. The appointment window alternatives for installations, service calls and other installation activities will be: "morning" or "afternoon"; not to exceed a four-hour "window" during normal business hours for the system, or at a time that is mutually acceptable. The Grantee shall schedule supplemental hours during which appointments can be scheduled based on the needs of the community. If at any time an installer or technician is running late, an attempt to contact the customer will be made and the appointment rescheduled as necessary at a time that is convenient to the customer.

       (e) In the event of a Service Interruption, the following standards for Subscriber credits shall be applied by the Grantee:

           (1) If a Subscriber experiences a Service Interruption totaling four hours or more on one, two, or three days in any calendar month, then the Grantee shall provide a credit to that Subscriber equal to one-thirtieth of one month's total fees paid by that Subscriber for each day on which such a Service Interruption occurs; provided, however, that such credit shall not apply to a Subscriber disconnected because of non-payment or excessive signal leakage. Such credit shall be provided by the Grantee automatically upon notice from that Subscriber of such Service Interruption, regardless of whether that Subscriber requests a credit.

           (2) If a Subscriber experiences a Service Interruption totaling four hours or more on four or more days in any calendar month, then the Grantee shall provide a credit to that Subscriber equal to one month's total fees paid by that Subscriber; provided, however, that such credit shall not apply to a Subscriber disconnected because of non-payment or excessive signal leakage. Such credit shall be provided by the Grantee automatically upon notice from that Subscriber of the fourth such Service Interruption, regardless of whether that Subscriber requests a credit.

       (f) The Grantee shall provide written information for each of the following areas at the time of installation and at any future time upon the request of the customer:

           (1)  Product and services offered; and

           (2)  Prices and service options; and

           (3)  Installation and service policies; and

           (4)  How to use the cable television services.

       (g) Bills will be clear, concise and understandable, with all charges for cable services itemized.

       (h) A Grantee may not impose a late, administrative or other fee on a customer for nonpayment of a bill until 30 days have elapsed after the end of the billing cycle which is the subject of the unpaid bill.

       (I) Credits will be issued promptly, but no later than the customer's next billing cycle following the resolution of the request and the return of the equipment by the Grantee if service has been terminated.

       (j) The Grantee shall notify customers a minimum of 30 days in advance of any rate or channel change.

       (k) The Grantee shall maintain and operate its network in accordance with the rules and regulations incorporated herein and as may be promulgated by state or federal regulators.

       (l) The Grantee shall continue, through the term of the franchise, to maintain the technical standards and quality of service set forth in this chapter and the franchise. Should the Village find, by resolution, that the Grantee has failed to maintain these technical standards and quality of service, and should it, by resolution, specifically enumerate improvements to be made, the Grantee shall make such improvements. Failure to make such improvements within three months of such resolution will constitute a breach of a condition for which penalties contained in Section 47 are applicable.

       (m) The Grantee shall keep a monthly service log which indicates the nature of each service complaint received in the last 24 months, the date and time each complaint was received, the disposition of each complaint, and the time and date thereof. This log shall be sent to the Village monthly upon request.

       (n) The Grantee shall provide a copy of the Customer Service Standards included in this Section to every subscriber via a bill insert at least once every calendar year. The Grantee shall also provide a copy of these Customer Service Standards to every new customer within 30 days of connection.

SEC.26. CONTINUITY OF SERVICE MANDATORY.

       (a) It shall be the right of all subscribers to continue receiving service as long as their financial and other obligations to the Grantee are honored. If the Grantee elects to over build, rebuild, modify or sell the system, or the Village gives notice of intent to terminate or fails to renew the franchise, the Grantee shall act so as to ensure that all subscribers receive continuous, uninterrupted service regardless of the circumstances for a period not to exceed six months after the franchise has terminated.

       (b) If there is a change of franchise, or if a new operator acquires the system, the Grantee shall cooperate with the Village, new franchisee and operator in maintaining continuity of service to all subscribers. During such period, the Grantee shall be entitled to the revenues for any period during which it operates the system.

       (c) If the Grantee fails to operate the system for three consecutive days without prior approval of the Village or without just cause, the Village may, at its option, operate the system or designate an operator until such time as the Grantee restores service under conditions acceptable to the Village or a permanent operator is selected. If the Village is required to fulfill this obligation for the Grantee, the Village shall be entitled to all revenues for any period during which it operates the system and shall be entitled to draw on the letter of credit and cash security deposit established pursuant to Section 14 of this chapter to recover all of its costs and damages in excess of such revenues, and, in any event, the Grantee shall be obligated to reimburse the Village for all costs or damages incurred by the Village resulting from the Grantee's failure to perform that the Village does not recover from such revenues or said letter of credit or cash security deposit.

SEC.27. COMPLAINT PROCEDURE.

       (a) During the term of the franchise and any renewal thereof, the Grantee shall maintain a central office for the purpose of receiving and resolving all complaints regarding the quality of service, equipment malfunctions, and similar matters. The office must be reachable by a local and/or toll-free telephone call to receive complaints regarding quality of service, equipment functions and similar matters. The Grantee will make good faith efforts to arrange for one or more payment locations in a central location where customers can pay bills or conduct other business activities.

       (b) As subscribers are connected or reconnected to the system, the Grantee shall, by appropriate means such as a card or brochure, furnish information concerning the procedures for making inquiries or complaints, including the name, address and local or toll free telephone number of the employee or employees or agent to whom such inquiries or complaints are to be addressed.

       (c) When there have been similar complaints made, or where there exists other evidence, which, in the judgment of the Village, in consultation with the Grantee, casts doubt on the reliability or quality of cable service, the Village shall have the right and authority to require the Grantee to test, analyze and report on the performance of the system. The Grantee shall fully cooperate with the Village in performing such testing and shall prepare results and a report, if requested, within 30 days after notice. Such report shall include the following information:

           (1) The nature of the complaint or problem that precipitated the special tests; and

           (2)  The system component(s) tested; and

           (3)  The equipment used and procedures employed in testing; and

           (4) The method, if any, in which such complaint or problem was resolved; and

           (5) Any other information pertinent to the tests and analysis which may be required.

       (d) If, after receiving Grantee's report, and after the Grantee has completed any corrective action identified in the report, the Village determines that reasonable evidence still exists of inadequate System Performance, then the Village may enlist an independent engineer at Grantee's expense to perform tests and analysis directed toward such suspected failures to meet the requirements of this chapter. Grantee shall cooperate and permit such testing.

     (e) The Village shall require tests, analysis and reports covering specific subjects and characteristics based on complaints or other evidence only when the Village has reasonable grounds to believe that the complaints or other evidence require that tests be performed to protect the public against substandard cable service.

SEC.28. GRANTEE RULES AND REGULATIONS.

       The Grantee shall have the authority to promulgate such rules, regulations, terms, and conditions governing the conduct of its business as shall be reasonably necessary to enable the Grantee to exercise its rights and perform its obligations under the franchise, and to assure uninterrupted service to each and all of its customers; provided, however, that such rules, regulations, terms and conditions shall not be in conflict with the provisions hereof or applicable state and federal laws, rules and regulations.

SEC.29. FRANCHISE FEE.

       (a) A Grantee shall pay to the Village a franchise fee of not less than five percent of the Grantee's gross revenues or such other maximum amount as allowed by law.

       (b) The franchise fee payment shall be in addition to any other tax or payment owed to the Village by the Grantee and shall not be construed as payment in lieu of municipal property taxes or other state, county or local taxes.

       (c) The franchise fee and any other costs or penalties assessed shall be payable quarterly on a calendar year basis to the Village within 30 days after the end of each quarter. The Grantee shall also file a complete and accurate verified statement of all gross receipts as previously defined within said 30 days.

       (d) The Village shall have the right to inspect and copy the Grantee's income records and the right to audit and to recompute any amounts determined to be payable under this chapter. Any additional amount due the Village as a result of an audit shall be paid within 30 days following written notice to the Grantee by the Village, which notice shall include a copy of the audit report. If any audit discloses an underpayment of a franchise fee by an amount in excess of five percent of the applicable fee, then the Grantee shall pay the full cost of the audit. The Grantee shall maintain books and records of its operations within and related to the Village and the Grantee's cable system in sufficient detail to show gross revenue, by service category, consistent with generally accepted accounting principles. Said books and records shall be retained in accordance with the Grantee's document retention policies, but in no event less than five years.

       (e) If any franchise payment or re-computed amount, cost or penalty, is not made on or before the applicable dates heretofore specified, interest shall be charged daily from such date at an annual rate of 12 percent.

       (f) The acceptance by the Village of any franchise fee payment shall not in any way be construed as an accord that the amount paid is in fact the correct amount, nor shall such acceptance of any payment be construed as a release of any claim the Village may have for further or additional sums payable under the provisions of the franchise. All franchise fee payments shall be subject to audit and re-computation by the Village in accordance with this Section.

       (g) The Grantee shall acknowledge as follows:

           (1)  The franchise fee is not a tax; and

           (2) The franchise fee shall be in addition to any and all taxes, other fees or charges that the Grantee or any affiliate shall be required to pay to the Village or to any state or federal agency or authority, all of which shall be separate and distinct obligations of the Grantee and its affiliates; and

           (3) Neither the Grantee nor any affiliate shall have or make any claim for any deduction or other credit of all or any part of the franchise fee from or against any of said Village taxes or other fees or charges that the Grantee or any affiliate is required to pay to the Village except as may be identified and authorized by federal law; and

           (4) Neither the Grantee nor any affiliate shall apply or seek to apply all or any part of the franchise fee as a deduction or other credit from or against any of said Village taxes or other fees or charges, each of which shall be deemed to be separate and distinct obligations of the Grantee and its affiliates.

           (5) Except as authorized by law, if the Grantee or any affiliate applies or seeks to apply all or any part of the amount of the franchise fee as a deduction or other credit from or against any Village tax or other fee or charge, or if the Grantee or any affiliate applies or seeks to apply all or any part of any such tax or other fee or charge as a deduction or other credit from or against the franchise fee, then, in any such event, the Village may revoke the franchise pursuant to the applicable provisions of this chapter without any liability to the Grantee or any affiliate.

       (h) The Village may increase the franchise fee if and to the extent that the maximum allowable franchise fee is increased by the FCC. If the Village desires to increase the franchise fee in that event, then the Village shall provide at least 30 days written notice to the Grantee. If, within 30 days after the Village's notice, the Grantee so requests, the Village shall conduct a public hearing on the franchise fee increase. The effective date of the proposed franchise fee increase shall be delayed until the expiration of the 30-day notice period, if within that period the Grantee does not request a hearing, or if a hearing is requested, until the conclusion of the public hearing conducted pursuant to this Subsection.

SEC.30. TRANSFER OF OWNERSHIP OR CONTROL.

       (a) Except as provided in Subsection (f) of this section below, a franchise shall not be assigned, transferred, pledged, leased, sublet, hypothecated, or mortgaged, either in whole or in part, in any manner, nor shall title thereto, either legal or equitable or any right, interest or property therein, pass to or vest in any person without the prior written approval of the Village. The Grantee may, however, transfer or assign the franchise to a wholly owned subsidiary of the Grantee and such subsidiary may transfer or assign the franchise back to the Grantee without such consent, providing that such assignment is without any release of liability of the Grantee. Any proposed assignee must show legal, technical and financial responsibility as determined by the Village and must agree to comply with all provisions of the franchise. The Grantee shall submit a petition to the Village requesting the Village's approval at least 90 days before the Grantee takes any action in furtherance of accomplishing any such assignment, transfer, pledge, lease, sublet, hypothecation, or mortgage, containing or accompanied by such information as is required in accordance with FCC regulations and by the Village. The Village shall have 120 days to act upon any request for approval of any such assignment, transfer, pledge, lease, sublet, hypothecation, or mortgage. The Village shall be deemed to have consented to a proposed assignment, transfer, pledge, lease, sublet, hypothecation, or mortgage if its refusal to consent is not communicated in writing to the Grantee within 120 days following receipt of said petition and receipt of all necessary information as to the effect of the proposed assignment, transfer, pledge, lease, sublet, hypothecation, or mortgage upon the public, unless the requesting party and the Village agree to an extension of time. The Village shall not unreasonably withhold consent to a proposed transfer.

       (b) The Grantee shall promptly notify the Village of any actual or proposed change in, or transfer of, or acquisition by any other party of, control of the Grantee. The word "control" as used herein is not limited to major stockholders but also includes actual working control in whatever manner exercised. A rebuttable presumption that a transfer of control has occurred shall arise upon the acquisition or accumulation by any person or group of persons of five percent of the voting shares of the Grantee. Change, transfer or acquisition of control of the Grantee without the Village's consent shall make the franchise subject to cancellation unless and until the Village shall have consented thereto, which consent shall not be unreasonably withheld. For the purpose of determining whether it shall consent to such change, transfer or acquisition of control, the Village may inquire into the qualifications of the prospective controlling party, and the Grantee shall assist the Village in such inquiry.

       (c) The consent or approval of the Village to any transfer of the Grantee shall not constitute a waiver or release of the rights of the Village in and to any Public Way, and any transfer shall by its terms, be expressly subordinate to the terms and conditions of the franchise.

       (d) In the absence of extraordinary circumstances, the Village shall not be required to approve any transfer or assignment of a new franchise prior to substantial completion of construction of the proposed system.

       (e) In no event shall a transfer of ownership or control be approved without the successor(s) in interest becoming a signatory to the franchise agreement.

       (f) Nothing in this section shall be deemed to prohibit any assignment, pledge, lease, sublease, mortgage, or other transfer of all or any part of the Grantee's cable system, or any right or interest therein, solely for financing purposes, provided that each such assignment, pledge, lease, sublease, mortgage, or other transfer shall be subject and subordinate to the rights of the Village pursuant to this chapter, the franchise agreement, and applicable law.

SEC.31. AVAILABILITY OF BOOKS AND RECORDS.

       (a) The Grantee shall fully cooperate in making available at reasonable times, and the Village shall have the right to inspect, where reasonably necessary for the enforcement of the franchise, books, records, maps, plans and other like materials of the Grantee applicable to the cable television system, at any time during normal business hours; provided where volume and convenience necessitate, the Grantee may require inspection to take place on the Grantee premises.

       (b) The following records and/or reports shall be sent to the Village, but no more frequently than on a quarterly basis if so mutually agreed upon by the Grantee and the Village:

           (1) a quarterly review and resolution or progress report submitted by the Grantee to the Village; and

           (2)  periodic preventive maintenance reports; and

           (3) any copies of FCC Form 395-A (or successor form) or any supplemental forms related to equal opportunity or fair contracting policies; and

           (4) subscriber inquiry/complaint resolution data and the right to review documentation concerning these inquiries and/or complaints periodically; and

           (5) periodic construction update reports including, where appropriate, the submission of as-built maps.

SEC.32. OTHER PETITIONS AND APPLICATIONS.

       Upon request, copies of all petitions, applications, communications and reports submitted by the Grantee to the Federal Communications Commission, to the Securities and Exchange Commission, or to any other federal or state regulatory commission or agency having jurisdiction in respect to any matters affecting cable television operations authorized pursuant to the franchise or received from such agencies shall be provided to the Village within 10 days of the Village's request.

SEC.33. FISCAL REPORTS.

       The Grantee shall, annually within 90 days after the close of the Grantee's fiscal year, prepare in accordance with generally accepted accounting principles, and submit to the Village, a statement of gross revenues audited by a certified public accountant and covering the Grantee's operations in and relating to the Village and the Grantee's cable system as well as such additional financial statements and records as may be required by the Village.

SEC.34. REMOVAL OF CABLE SYSTEM.

       At the expiration of the term for which the franchise is granted or when any renewal is denied, or upon its termination as provided herein, the Grantee shall forthwith, upon notice by the Village, remove at its own expense all portions of the cable television system designated by the Village from all streets and public property within the Village. If the Grantee fails to do so, the Village may perform the work at the Grantee's expense. Upon such notice of removal, a bond shall be furnished by the Grantee in an amount sufficient to cover this expense as determined by the Village.

SEC.35. REQUIRED SERVICES AND FACILITIES.

       (a) The Grantee shall make available to all subscribers the option to receive not fewer than 85 channels.

       (b) If the Grantee serves the Village pursuant to an agreement only with the Village and not by agreement negotiated as part of a collective process with other franchising authorities, then the Grantee shall maintain not fewer than one specially designated noncommercial channel for the exclusive use of the Village and other public, educational, and governmental authorities in the Village. The Grantee shall not make use of any channel reserved for use pursuant to this Subsection (b).

       (c) If the Grantee receives its franchise within the Village pursuant to an agreement negotiated as part of a collective process among, and the Grantee's System thus serves, the Village and other franchising authorities including the Villages of Grayslake, Mundelein, and Wauconda and the County of Lake (collectively the "Authorities"), then the Grantee shall maintain at least five channels of its system exclusively available as follows:

           (1) At least one specially designated noncommercial channel for use by all local library authorities within the corporate limits of the Authorities; and

           (2) At least one specially designated noncommercial channel for use by all local educational authorities within the corporate limits of the Authorities; and

           (3) At least one specially designated noncommercial channel for use by all local governmental agencies within the corporate limits of the Authorities; and

           (4) At least one specially designated noncommercial channel for use by all local park and recreation districts, departments, and agencies within the corporate limits of the Authorities; and

           (5) At least one specially designated noncommercial channel for use by the Authorities as an Interactive Video Bulletin Board.

The Authorities may allocate the use of such channels among the entities listed above in such manner as the Authorities determine is appropriate.

For any System that serves the Village and other franchising authorities as described in this Subsection (c) and that has the capacity for any number of channels greater than 85, the Grantee shall provide, in addition to the channels otherwise required pursuant to this Subsection (c), two specially designated noncommercial channels for the exclusive use of the Village and other local governmental, educational, and public authorities, subject to the conditions set forth in the next two sentences. Such two additional channels shall be provided immediately upon notice from the Village of sufficient demand therefor. For purposes of this requirement, the phrase "sufficient demand" shall mean that four of the five specially designated noncommercial channels otherwise required pursuant to this Subsection (c) are used for original, noncommercial public, educational, and governmental access video programming not less than an average of six hours per day, five days each week, over a period of 45 days.

The Grantee shall not make use of any channel reserved for use pursuant to this Subsection (c); provided, however, that the Grantee may use the two channels described in the immediately preceding paragraph but only until receipt of notice from the Village pursuant to the second sentence of the preceding paragraph.

       (d) Studios and associated production equipment will be located in a mutually agreed upon site to meet the public's need for public access, and to accommodate the specially designated channels described in this Paragraph. Financial and technical support and replacement and maintenance of equipment for such facilities shall be separately incorporated into the franchise by agreement.

       (e) The Grantee shall incorporate into its cable television system the capacity to permit the Village, in times of emergency, to override by remote control the audio, video and/or text of all channels, simultaneously, which the Grantee may lawfully override. The Grantee shall provide emergency broadcast capacity pursuant to FCC rules. The Grantee shall cooperate with the Village in the use and operation of the emergency alert system.

       (f) Interconnection.

           (1) The Grantee shall, on request by the Village, connect its cable system within the Village to any cable system that is owned or operated by the Grantee or any affiliate or subsidiary of the Grantee in any contiguous municipality.

           (2) The Village also may request that the Grantee interconnect its system with other communication facilities within or contiguous to the Village. Such interconnection shall be negotiated by the Village and the Grantee. Upon receiving a request from the Village to so interconnect, the Grantee shall immediately initiate negotiations with the other affected system or systems in order that all costs may be shared equally among cable companies for both construction and operation of the interconnection link.

                The Grantee may be granted reasonable extensions of time to interconnect, or the Village shall rescind its request to interconnect, upon petition by the Grantee to the Village, if the Grantee has negotiated in good faith and has arrived at impasse with the operator or franchising authority of the system to be interconnected, or that the cost of the interconnection would cause an unreasonable or unacceptable increase in subscriber rates, or that the interconnection is technically infeasible.

           (3) The Grantee shall cooperate with any interconnection corporation, regional interconnection authority, municipality, or county, state, or federal regulatory agency that may be hereafter established for the purpose of regulating, financing, or otherwise providing for the interconnection of cable systems beyond the boundaries of the Village.

       (g) The Grantee shall provide such additional services and facilities as are contained in its application.

SEC.36. RULES AND REGULATIONS.

       (a) In addition to the inherent powers of the Village to regulate and control any cable television franchise, and those powers expressly reserved by the Village, or agreed to and provided for herein, the right and power is hereby reserved by the Village to promulgate such additional regulations as it shall find necessary in the exercise of its lawful powers and furtherance of the terms and conditions of the franchise; provided, however, that such rules, regulations, terms and conditions shall not be in conflict with the provisions hereof or applicable state and federal laws, rules and regulations.

       (b) The Village may also adopt such regulations at the request of Grantee upon application.

SEC.37. PERFORMANCE EVALUATION SESSIONS.

       (a) The Village and the Grantee may hold scheduled yearly performance evaluation sessions within 30 days of each anniversary date of the Grantee's award or renewal of the franchise and as may be required by federal and state law.

       (b) Special evaluation sessions may be held at any time during the term of the franchise at the request of the Village or the Grantee.

       (c) All evaluation sessions shall be open to the public and announced in a newspaper of general circulation in accordance with legal notice. The Grantee shall notify its subscribers of all evaluation sessions by announcements on at least one channel of its system between the hours of 7:00 p.m. and 9:00 p.m. for five consecutive days preceding each session.

       (d) Topics which may be discussed at any scheduled or special evaluation session may include, but are not limited to: service rate structures; franchise fee, penalties, free or discounted services; application of new technologies; system performance; services provided; programming offered; customer complaints; privacy; amendments to this chapter; judicial and FCC rulings; line extension policies; and Grantee or Village rules.

       (e) Members of the general public may add topics either by working through the negotiating parties or by presenting a petition. If such a petition bears the valid signatures of 50 or more residents of the Village, the proposed topic or topics shall be added to the list of topics to be discussed at the evaluation session.

SEC.38. RATE CHANGE PROCEDURES.

       Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the Village is currently certified to regulate the Basic Service rates charged by Grantee. Under these rules, the Grantee is required to obtain approval from the Village for a rate increase for any change to the rates for Basic Service. Should Federal or State law permit further rate regulation beyond Basic Service, the Village may assume such rate regulation and adopt appropriate procedures for such regulation.

SEC.39. FORFEITURE AND TERMINATION.

       (a) In addition to all other rights and powers retained by the Village under this chapter or otherwise, the Village reserves the right to terminate the franchise and all rights and privileges of the Grantee hereunder in the event of a breach of its terms and conditions. A breach by the Grantee shall include, but shall not be limited to the following:

           (1) Violation of any material provision of the franchise or any material rule, order, regulation or determination of the Village made pursuant to the franchise; or

           (2) Attempt to evade any provision of the franchise or to practice any fraud or deceit upon the Village or its subscribers or customers; or

           (3) Failure to begin or complete system construction or system extension as provided under Section 21; or

           (4) Failure to provide the services promised in the Grantee's initial application; or

           (5) Failure to restore service after 96 consecutive hours of interrupted service, except when approval of such interruption is obtained from the Village; or

           (6) Material misrepresentation of fact in the application for or negotiation of the franchise; or

           (7) Failure to pay any fees or other consideration when due pursuant to the franchise or this chapter.

       (b) The Village may make a written demand that the Grantee comply with any such provision, rule, order or determination under or pursuant to the franchise. If the violation by the Grantee continues for a period of 30 days following such written demand without written proof satisfactory to the Village that the corrective action was initiated immediately and thereafter has been completed or has been continuously, actively, and expeditiously pursued, the Village may place the issue of termination of the franchise before the Village Board. The Village shall cause to be served upon the Grantee, at least 20 days prior to the date of such meeting, a written notice of intent to request such termination and the time and place of the meeting.


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

       (c) The Village Board shall hear and consider the issues and shall hear any person interested therein and shall determine in its discretion whether any violation by the Grantee has occurred. The Grantee shall be afforded an opportunity to be heard at the hearing, including an opportunity to present all relevant evidence and witnesses and to question witnesses presented against the Grantee. The Grantee may, at its own expense, make a transcript of any such hearing.

       (d) If the Village Board determines that the violation by the Grantee was the fault of the Grantee and within its control, then the Board may, by resolution stating the violation or violations on which the decision is based, declare that the franchise of the Grantee shall be forfeited and terminated immediately or within such period as the Board in its sole discretion may fix, unless there is compliance.

SEC.40. FORCE MAJEURE.

       Whenever a period of time is provided for in the franchise for either the Village or the Grantee to do or perform any act or obligation, neither party shall be liable for any delays or inability to perform due to causes beyond the control of said party such as war, riot, insurrection, rebellion, strike, lockout, unavoidable casualty or damage to personnel, materials or equipment, fire, flood, storm, earthquake, tornado, or any act of God; provided, however, that said time period shall be extended for only the actual amount of time said party is so delayed. An act or omission shall not be deemed to be "beyond the Grantee's control" if committed, omitted, or caused by the Grantee, the Grantee's employees, officers, or agents or a subsidiary, affiliate, or parent of the Grantee, or by any corporation or other business entity that holds a controlling interest in the Grantee, whether held directly or indirectly. Further, the failure of the Grantee to obtain financing or to pay any money due from it to any Person, including the Village, for whatever reason, shall not be an act or omission "beyond the Grantee's control." The failure of the Grantee to obtain necessary permits from applicable governmental or utility agencies shall be deemed "beyond the Grantee's control" only if the Grantee has made a timely and complete request and application for said permit and is diligently pursuing the issuance of said permit.

SEC.41. FORECLOSURE.

       Upon the foreclosure or other judicial sale of all or a substantial part of the system, or upon the termination of any lease covering all or a substantial part of the system, the Grantee shall notify the Village of such fact, and such notification shall be treated as a notification that a change in control of the Grantee has taken place, and the provisions of the franchise governing the consent of the Village to such change in control of the Grantee shall apply.

SEC.42. RECEIVERSHIP.

       The Village shall have the right to cancel a franchise 120 days after the appointment of a receiver, or trustee, to take over and conduct the business of the Grantee, whether in receivership, reorganization, bankruptcy or other action or proceeding, unless such receivership or trusteeship shall have been vacated prior to the expiration of 120 days, or unless:

       (1) Within 120 days after his/her election or appointment, such receiver or trustee shall have fully complied with all the provisions of this chapter and remedied all defaults thereunder; and

       (2) Such receiver or trustee, within the 120 days, shall have executed an agreement, duly approved by the court having jurisdiction in the premises, whereby such receiver or trustee assumes and agrees to be bound by each and every provision of this chapter and the franchise granted to the Grantee.

SEC.43. COMPLIANCE WITH STATE AND FEDERAL LAWS.

       (a) Notwithstanding any other provisions of the franchise to the contrary, the Grantee shall at all times comply with all laws and regulations of the state and federal government or any administrative agencies thereof; provided, however, if any such state or federal law or regulation shall require the Grantee to perform any service, or shall permit the Grantee to perform any service, or shall prohibit the Grantee from performing any service, in conflict with the terms of the franchise or of any law or regulation of the Village, then as soon as possible following knowledge thereof, the Grantee shall notify the Village of the point of conflict believed to exist between such regulation or law and the laws or regulations of the Village or the franchise.

       (b) If the Village determines that a material provision of this chapter is affected by any subsequent action of the state or federal government, the Village and the Grantee shall negotiate to modify any of the provisions herein to such reasonable extent as may be necessary to carry out the full intent and purpose of this agreement.

SEC.44. LANDLORD AND TENANT.

       (a) Neither the owner of any multiple unit residential dwelling nor his agent or representative shall interfere with the right of any tenant or lawful resident thereof to receive cable television service, cable installation or maintenance from a cable television Grantee regulated by and lawfully operating under a valid and existing franchise issued by the Village.

       (b) Neither the owner of any multiple unit residential dwelling nor his agent or representative shall penalize, charge or surcharge a tenant or resident or forfeit or threaten to forfeit any right of such tenant or resident, or discriminate in any way against such tenant or resident who requests or receives cable television service from a Grantee operating under a valid and existing cable television franchise issued by the Village.

       (c) No person shall resell, without the expressed, written consent of both the Grantee and the Village, any cable service, program or signal transmitted by a cable television Grantee under a franchise issued by the Village.

       (d) Nothing in this chapter shall prohibit a person from requiring that cable television system facilities conform to laws and regulations and reasonable conditions necessary to protect safety, functioning, appearance and value of premises or the convenience and safety of persons or property

       (e) Nothing in this chapter shall prohibit a person from requiring a Grantee to agree to indemnify the owner, or his agents or representatives for damages or from liability for damages caused by the installation, operation, maintenance or removal of cable television facilities.

SEC.45. APPLICANTS' BIDS FOR INITIAL FRANCHISE.

       (a) All bids received by the Village from the applicants for an initial franchise will become the sole property of the Village.

       (b) The Village reserves the right to reject any and all bids and waive informalities and/or technicalities where the best interest of the Village may be served.

       (c) All questions regarding the meaning or intent of this chapter or application documents shall be submitted to the Village in writing. Replies will be issued by addenda mailed or delivered to all parties recorded by the Village as having received the application documents. The Village reserves the right to make extensions of time for receiving bids as it deems necessary. Questions received less than 14 days prior to the date for the opening of bids will not be answered. Only replies to questions by written addenda will be binding. All bids must contain an acknowledgment of receipt of all addenda.

       (d) Bids must be sealed, and submitted at the time and place indicated in the application documents for the public opening. Bids may be modified at any time prior to the opening of the bids, provided that any modifications must be duly executed in the manner that the applicant's bid must be executed. No bid shall be opened or inspected before the public opening.

       (e) Before submitting a bid, each applicant shall:

           (1)  Examine this chapter and the application documents thoroughly;
                and

           (2) Familiarize himself/herself with local conditions that may in any manner affect performance under the franchise; and

           (3) Familiarize himself/herself with federal, state and local laws, ordinances, rules and regulations affecting performance under the franchise; and

           (4) Carefully correlate the bid with the requirements of this chapter and the application documents.

       (f) The Village may make such investigations as it deems necessary to determine the ability of an applicant to perform under the franchise, and the applicant shall furnish to the Village all such information and data for this purpose as the Village may request. The Village reserves the right to reject any bid if the evidence submitted by, or investigation of, such applicant fails to satisfy the Village that such applicant is properly qualified to carry out the obligations of the franchise and to complete the work contemplated therein. Conditional bids will not be accepted.

       (g) All bids received shall be placed in a secure depository approved by the Village and shall not be opened nor inspected prior to the public opening.

SEC.46. FINANCIAL, CONTRACTUAL, SHAREHOLDER, AND SYSTEM DISCLOSURE FOR
FRANCHISES.

       (a) No franchise will be granted to any applicant unless all requirements and demands of the Village regarding financial, contractual, shareholder and system disclosure have been met.

       (b) Applicants, including all shareholders and parties with any interest in the applicant, shall fully disclose all agreements and undertakings, whether written or oral, or implied with any person, firm, group, association or corporation with respect to the franchise and the proposed cable television system. The Grantee of a franchise shall disclose all other contracts to the Village as the contracts are made. This section shall include, but not be limited to, any agreements between local applicants and national companies.

       (c) Applicants, including all shareholders and parties with any interest in the applicant, shall submit all requested information as provided by the terms of this chapter or the application documents, which are incorporated herein by reference. The requested information must be complete and verified as true by the applicant.

       (d) Applicants, including all shareholders and parties with any interest in the applicant, shall disclose the numbers of shares of stock, and the holders thereof, and shall include the amount of consideration for each share of stock and the nature of the consideration.

       (e) Applicants, including all shareholders and parties with any interest in the applicant, shall disclose any information required by the application documents regarding other cable systems in which they hold an interest of any nature, including, but not limited to, the following:

           (1) Locations of all other franchises and the dates of award for each location; and

           (2) Estimated construction costs and estimated completion dates for each system; and

           (3) Estimated number of miles of construction and number of miles completed in each system as of the date of this application; and

           (4) Date for completion of construction as promised in the application for each system.

       (f) Applicants, including all shareholders and parties with any interest in the applicant, shall disclose any information required by the application documents regarding pending applications for other cable systems, including, but not limited to, the following:

           (1) Location of other franchise applications and date of application for each system; and

           (2)  Estimated dates of franchise awards; and

           (3)  Estimated number of miles of construction; and

           (4)  Estimated construction costs.

SEC.47. PENALTIES.

       For the violation of any of the following provisions of this chapter or the franchise agreement, penalties may be levied against the Grantee and shall be paid by the Grantee and, if not so paid, shall be chargeable to the letter of credit or cash security deposit, as follows, and the Village Board of Trustees may determine the amount of the penalty for other violations which are not specified in a sum not to exceed $750.00 for each violation, with each day constituting a separate violation:

       (a) Failure to furnish, maintain, or offer all cable services to any potential Subscriber within the Village upon order of the Village: $250.00 per day, per violation, for each day such failure occurs or continues;

       (b) Failure to obtain or file evidence of required insurance, construction bond, performance bond, or other required financial security:
$200.00 per day, per violation, for each day such failure occurs or continues;

       (c) Failure to provide access to data, documents, records, or reports to the Village as required by this chapter, including without limitation Sections 20, 30, 31, and 32: $150.00 per day, per violation, for each day such failure occurs or continues;

       (d) Failure to comply with applicable construction, operation, or maintenance standards: $200.00 per day, per violation, for each day such failure occurs or continues;

       (e) Failure to comply with a rate decision or refund order: $300.00 per day, per violation, for each day such a violation occurs or continues;

       (f) Any violations for non-compliance with the customer service standards of Sections 24, 25, or 26: $250.00 per day, per violation, for each day that such noncompliance continues;

       (g) Any other violations of this chapter or the franchise agreement: up to $500.00 per day, per violation, for each day such violation occurs or continues;

       (h) Grantor may impose any or all of the above enumerated measures against the Grantee, which shall be in addition to any and all other legal or equitable remedies it has under this chapter, the franchise agreement, or any other applicable law.

SEC.48. PROCEDURES.

       (a) Whenever the Village believes that the Grantee has violated any term, condition or provision of this chapter or the franchise agreement, and wishes to impose monetary penalties, a written notice shall be given to the Grantee informing it of such alleged violation or liability. The written notice shall describe in reasonable detail the specific violation so as to afford the Grantee an opportunity to remedy the violation. The Grantee shall have 30 days subsequent to the date of such notice in which to correct the violation before the Village may impose penalties unless the violation is, in the opinion of the Village, of such a nature so as to require more than 30 days and the Grantee proceeds, immediately upon receipt of such notice, and continuously, and diligently, to correct the violation. In any case where the violation is not cured within 30 days of notice from the Village, or such other time to which the Grantee and the Village may mutually agree, the Village may proceed to impose liquidated damages and to exercise any other remedy provided in this chapter or the franchise agreement.

       (b) The Grantee may, within 10 days of receipt of notice, notify the Village that there is a dispute as to whether a violation or failure has, in fact, occurred. Such notice by the Grantee to the Village shall specify with particularity the matters disputed by the Grantee and shall stay the running of the 30-day cure period pending Board decision as required below. The Board shall hear the Grantee's dispute. The Grantee must be given at least five days notice of the hearing. At the hearing, the Grantee shall be entitled to the right to present evidence and the right to be represented by counsel. In the event the Village upholds the finding of a violation, the Grantee shall have 15 days thereafter or the remaining time period set in Subsection (a) above, whichever is longer, or such other time period as the Grantee and the Village mutually agree, to correct the violation. In any case where the violation is not cured within 30 days of notice from the Village, or such other time to which the Grantee and the Village may mutually agree, the Village may proceed to impose liquidated damages and to exercise any other remedy provided in this chapter or the franchise agreement.

       (c) The rights reserved to the Village under this section are in addition to all other rights of the Village whether reserved by this chapter or authorized by law or equity, and no action, proceeding or exercise of a right with respect to penalties shall affect any other right the Village may have.

SEC.49. LIMITS ON GRANTEE RECOURSE.

       (a) The Grantee may seek enforcement of the terms of its franchise in equity, but shall have no recourse against the Village for money damages or for any loss, expense, or damage resulting from the terms and conditions of the franchise nor because of the Village's enforcement thereof. The Grantee shall be deemed to expressly agree that it accepts the franchise relying solely on its own investigation and understanding of the power and authority of the Village to grant said franchise and that, in partial consideration of the grant of the franchise, the Grantee waives and releases all claims of damages of any kind whatsoever, either known or unknown, existing or future, that it may have in connection with any matter specified in this Subsection.

       (b) The Grantee shall acknowledge that it has not been induced to accept the franchise by any promise, verbal or written, by or on behalf of the Village or by any third Person regarding any term or condition of the franchise not otherwise expressed herein. The Grantee shall further be deemed to warrant that no promise or inducement, oral or written, has been made to any Village employee or official regarding receipt of the franchise, other than as contained in the franchise.

SEC.50. NONENFORCEMENT BY VILLAGE.

       The Grantee shall not be excused from complying with any of the terms and conditions of the franchise by any failure of the Village, on any one or more occasions, to insist on the Grantee's performance of, or to seek the Grantee's compliance with, any one or more of said terms or conditions.

SEC.51. RIGHTS AND REMEDIES.

       In the event of a violation or an alleged violation of the franchise by the Grantee, the Village, by suit, action, mandamus, or other proceeding, in law or in equity, may enforce or compel the performance of the terms of the franchise to the full allowable extent. In the event of a judicial proceeding, the prevailing party shall be entitled to reimbursement of all costs and expenses, including reasonable attorneys fees, incurred in connection with such judicial proceeding.

                                   EXHIBIT A



                                CABLE ORDINANCE

                               [to be inserted]

                                   EXHIBIT B



                       CABLE FRANCHISE RENEWAL AGREEMENT

                               [to be inserted]